EXHIBIT 10.10

AGREEMENT

        This AGREEMENT made this 15th day of June, 2004 by and between Alpha Engines Corporation, hereinafter called the Licensor, and Turbine Truck Engines, Inc., hereinafter called the Licensee.

        WITNESSETH, that the Licensor owns rights to a New Gas Turbine Engine System including an Ignition System and Component Parts (called Detonation Cycle Gas Turbine (DCGT) Engine or Detonation Engine). Use of the Detonation Engine requires practice of the Licensors’ U.S. Patent No. 6,000,214 issued December 14, 1999 to Robert L. Scragg, and licensed by him to the Licensor. The Licensor also owns certain technical information, data, know-how and unpatented inventions (Licensors Technical Information) that are useful with the Detonation Engine. The technology for practice of the Licensed Patents, including the Licensors Technical Information, is collectively called “Detonation Engine Technology”.

        The Licensee has been granted a License for Heavy Duty Highway Truck Engines from 300 to 1,000 Horsepower. The License is subject to certain financial obligations that must be fulfilled prior to commencing work under this Agreement. The Licensee needs a Demonstration Prototype utilizing the “Detonation Engine Technology” for raising additional capital for Pilot Manufacturing and Marketing. The Licensor and the Licensee for the considerations named below agree as follows:

        ARTICLE 1. SCOPE OF THE WORK: SUBJECT TO THE TERMS & CONDITIONS OF THE LICENSE & CONFIDENTIALITY AGREEMENTS

        The Licensor shall furnish all of the materials and perform all of the necessary work to construct and Dyno-test a 540 Horsepower DCGT Engine with the following general features as setforth below. Said engine shall be for stationary demonstration purposes only prior to constructing Engineering and Manufacturing DCGT Heavy Duty Highway Truck Engines for the Licensee and their Joint Venture Partners and/or Sublicensees. The engine will utilize LPG Fuel for demonstration and testing. The work shall be performed in the Licensors facility and delivered to the Licensees facility on completion.

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June 15, 2004

          General Features:

Lightweight — Air Cooled. Less than 1.5 Pounds Per Horsepower.
Complete Combustion of Fuels. Higher Thermal Efficiency.
Cold Start Capability. Instantaneous High Power Detonations.
No Ignition Timing System — No Moving Components.
No Lube Oil, Filters or Pumps. No Radiator, Pumps, or Coolants.
No High Compression. No Reciprocating Parts.

        ARTICLE 2. TIME OF COMPLETION

        The work to be performed under this Agreement shall be completed within 12 months from the date of receipt of the first progress payment from the Licensee.

        ARTICLE 3. THE AGREED COST

        The Licensee shall pay the Licensor the sum of Four Hundred & Sixty One Thousand Seven Hundred & Fifty Dollars ($461,750.00) for all materials, labor, expenses and subcontracting required to complete the DCGT Engine as setforth in the attached Estimated Cost & Cash Flow.

        ARTICLE 4. QUARTERLY PAYMENTS

        Payments of the agreed cost shall be paid quarterly as setforth in the attached Estimated Cost & Cash Flow in the following amounts, and continuing each 90 Days after the initial payment until paid in full:

First Quarter - Advanced Payment	$98,938.00
Second Quarter - Advanced Payment	$98,938.00
Third Quarter - Advanced Payment	$131,937.00
Fourth Quarter - Advanced Payment	$131,937.00

        ARTICLE 5. GENERAL PROVISIONS

    1.        .The Demonstration Prototype will be constructed based on Physical Parameters, Design, Construction and Testing completed by the Licensor over the past 20 years and setforth in U.S. Patent #6,000,214, and as demonstrated with Four DCGT Prototype Engines.

Page 3 A1pha, — TTE Agreement
June 15, 2004

    2.        Licensor may at its discretion engage subcontractors to perform work hereunder, provided Licensor shall fully pay said subcontractors and in all instances remain responsible for the proper completion of this Agreement.

    3.        Licensor shall not be liable for any delay by a subcontractor or material suppliers due to circumstances beyond his control. The Licensor will notify Licensee of any delays that will extend the time of completion and delivery.

    4.        In the event Licensee shall fail to pay any quarterly payment due hereunder, Licensor may cease work without breach pending payment or resolution of any dispute.

    5.        This Agreement is contingent on the sale of Turbine Truck Engines, Inc. Common Stock and the receipt of sufficient proceeds to meet cash disbursements as set forth under USE OF PROCEEDS in the Securities & Exchange SB-2 Registration Statement.

    6.        A1l disputes hereunder shall be resolved by binding arbitration in accordance with rules of the American Arbitration Association.

      Signed this 15th day of June, 2004.

Signed in the presence of:

/s/ B.J. Scragg Witness /s/ B.J. Scragg Witness /s/ Cheryl Albers Witness	By: /s/ Robert L. Scragg
Robert L. Scragg, President
Alpha Engines Corporation, Licensor

By: /s/ Michael Rouse
Michael Rouse, CEO
Turbine Truck Engines Inc., Licensee

By: /s/ Jay Hilden
Jay Hilden, President & COO
Turbine Truck Engines Inc., Licensee

CUSTOMER: TURBINE TRUCK ENGINES, INC. — LICENSEE

CONTRACTOR: ALPHA ENGINES CORPORATION — LICENSOR

PROJECT: DESIGN, CONSTRUCTION & TESTING 540 HP
ALPHA TRUCK TURBINE FEASIBILITY PROTOTYPE

ESTIMATED COST & CASH FLOW

Qtrs. (Dollars)	1st	2nd	3rd	4th	Totals
G&A
Facility	$2,400	$2,400	$2,400	$2,400	$9,600
Utilities	450	450	450	450	1,800
Communications	450	450	450	450	1,800
Office Equip.& Exp	600	600	600	600	2,400
Vehicle Exp	750	750	750	750	3,000
Travel Exp	1,500	1,500	1,500	1,500	6,000
Ins. & Taxes	1,200	1,200	1,200	1,200	4,800
Misc. Exp	300	-300	300	300	1.200

Total:	$7,650	$7,650	$7,650	$7,650	$30,600
Manpower
Proj.Director	$30,000	$30,000	$30,000	$30,000	$120,000
Cont.Machining	15,000	15,000	15,000	15,000	60,000
Materials	8,000	8,000	8,000	8,000	32,000
Cont.Mechanical	12,000	12,000	12,000	12,000	48,000
Cont.Dyno.Testing	--	--	24,000	24,000	48,000
Contingencies 10%	6,500	6,500	8,900	8,900	30,800

Total:	$71,500	$71,500	$97,900	$97,900	$338,800
DIRECT COST:	$79,150	$79,150	$105,550	$105,550	$369,400
CONTRACT COST:	$19,788	$19,788	$26,387	$26,387	$92,350

PROJECT COST:	$98,938	$98,938	$131,937	$131,937	$461,750